Pricing Term Sheet

Filed Pursuant to Rule 433(d)
Registration Statement No. 333-279581

June 1, 2026

Issuer:	Wisconsin Electric Power Company

Trade Date:	June 1, 2026

Expected Settlement Date:	June 4, 2026 (T+3)

Expected Ratings* (Moody’s/S&P/Fitch):	A2 (Stable) / A- (Stable) / A+ (Stable)

Joint Book-Running Managers:	J.P. Morgan Securities LLC KeyBanc Capital Markets Inc. PNC Capital Markets LLC RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.

Senior Co-Manager:	Loop Capital Markets LLC

Co-Manager:	Comerica Securities, Inc.

Terms Applicable to 4.65% Debentures due June 15, 2031 (the “2031 Debentures”)

Principal Amount:	$400,000,000

Maturity:	June 15, 2031

Coupon:	4.65%

Initial Price to Public:	99.936% per Debenture

Yield to Maturity:	4.664%

Spread to Benchmark Treasury:	+48 basis points

Benchmark Treasury:	UST 4.125% due May 31, 2031

Benchmark Treasury Yield:	4.184%

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2026

Optional Redemption:

Prior to May 15, 2031 (the date that is one (1) month prior to the maturity date, which is referred to herein as the “2031 Par Call Date”), the 2031 Debentures will be redeemable, at the option of the Issuer, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2031 Debentures matured on the 2031 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined in the preliminary prospectus supplement of the Issuer dated the date hereof, plus 10 basis points less (b) interest accrued to, but not including, the date of redemption; and (2) 100% of the principal amount of the 2031 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date. On or after the 2031 Par Call Date, the Issuer may redeem the 2031 Debentures, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2031 Debentures being redeemed plus  accrued  and  unpaid  interest  thereon to, but not including, the redemption date.

Redemption for Tax Credit Event**:

In whole, but not in part, at 101% of the principal amount, plus any accrued and unpaid interest thereon (notice may be issued no later than December 31, 2026, for a redemption not less than 10 nor more than 60 days after such notice).

CUSIP/ISIN:	976656 CX4 / US976656CX49

Terms Applicable to 5.10% Debentures due June 15, 2036 (the “2036 Debentures”)

Principal Amount:	$400,000,000

Maturity:	June 15, 2036

Coupon:	5.10%

Initial Price to Public:	99.835% per Debenture

Yield to Maturity:	5.121%

Spread to Benchmark Treasury:	+65 basis points

Benchmark Treasury:	UST 4.375% due May 15, 2036

Benchmark Treasury Yield:	4.471%

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2026

Optional Redemption:	Prior to March 15, 2036 (the date that is three (3) months prior to the maturity date, which is referred to herein as the “2036 Par Call Date”), the 2036 Debentures will be redeemable, at the option of the Issuer, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2036 Debentures matured on the 2036 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined in the preliminary prospectus supplement of the Issuer dated the date hereof, plus 10 basis points less (b) interest accrued to, but not including, the date of redemption; and (2) 100% of the principal amount of the 2036 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date. On or after the 2036 Par Call Date, the Issuer may redeem the 2036 Debentures, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2036 Debentures being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

Redemption for Tax Credit Event**:	In whole, but not in part, at 101% of the principal amount, plus any accrued and unpaid interest thereon (notice may be issued no later than December 31, 2026, for a redemption not less than 10 nor more than 60 days after such notice).

CUSIP/ISIN:	976656 CY2 / US976656CY22

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**	The term “Tax Credit Event” has the meaning ascribed to it in the Issuer’s Preliminary Prospectus Supplement dated June 1, 2026.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, KeyBanc Capital Markets Inc. toll-free at 1-866-227-6479, PNC Capital Markets LLC toll-free at 1-855-881-0697, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607.